Exhibit 99.1

             The Neiman Marcus Group Reports 16.6 Percent
               Comparable Store Sales Increase in July

    DALLAS--(BUSINESS WIRE)--Aug. 5, 2004--The Neiman Marcus Group, Inc. (NYSE:NMG.A)(NYSE:NMG.B) announced preliminary company-wide revenues for July 2004. The Company's fifty-two week fiscal year 2004 ended on July 31, 2004.



                             4 weeks ended
                             -------------

                      July 31,         August 2,        % Change
                       2004              2003           ---------
                      --------         ---------

Total Revenues     $218 million      $187 million          16.6%

Comparable         $218 million      $187 million          16.6%
Revenues

                            13 weeks ended
                            --------------

                      July 31,         August 2,        % Change
                       2004              2003           --------
                      --------         ---------

Total Revenues     $789 million      $703 million          12.4%

Comparable         $788 million      $700 million          12.5%
Revenues

                            52 weeks ended
                            --------------

                      July 31,         August 2,        % Change
                       2004              2003           --------
                      --------         ---------

Total Revenues    $3.55 billion     $3.10 billion          14.5%

Comparable        $3.53 billion     $3.09 billion          14.0%
Revenues


    In the four-week July period, comparable revenues in the Specialty Retail Stores segment, which includes Neiman Marcus Stores and Bergdorf Goodman, increased 13.5 percent. Top merchandise categories were designer handbags, women's shoes, women's apparel and men's.
    Comparable revenues at Neiman Marcus Direct in the four-week July period increased 38.4 percent. In the direct-to-consumer business, the Neiman Marcus brand experienced the highest year-over-year sales performance, supported by strong sales in linens, women's apparel, designer handbags and women's shoes.
    Comparable revenues for the Neiman Marcus Group for the fourth quarter of fiscal year 2004 increased 12.5 percent. For the fourth quarter of fiscal year 2004, Specialty Retail Stores comparable revenues increased 11.4 percent. Neiman Marcus Direct fourth quarter fiscal year 2004 revenues were 18.9 percent above last year.
    The Company currently expects earnings per share to range from $0.30 to $0.35 for the fourth quarter of fiscal year 2004 which includes a charge of approximately $0.05 for the impairment of the Chef's Catalog tradename. The Company currently expects comparable store revenues for the first quarter of its fiscal year 2005 to increase in the range of 5 percent to 7 percent compared to the first quarter of fiscal year 2004 comparable store revenues of 10.7 percent.
    The Neiman Marcus Group plans to report its fourth quarter earnings on Tuesday, September 7, 2004. The release will be followed by a conference call that will be simultaneously webcast.
    The Neiman Marcus Group, Inc. operations include the Specialty Retail Stores segment and the Direct Marketing segment. The Specialty Retail Stores segment consists primarily of Neiman Marcus and Bergdorf Goodman stores. The Direct Marketing segment conducts both print catalog and online operations under the Neiman Marcus, Horchow and Chef's Catalog brand names. Information about the Company can be accessed at www.neimanmarcusgroup.com.

    From time to time, the Company may make statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." These statements are made based on management's expectations and beliefs concerning future events and are not guarantees of future performance.
    The Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: political or economic conditions; terrorist activities in the United States or escalation in the international war on terrorism; disruptions in business at the Company's stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods that are, or are perceived to be, "luxuries"; changes in demographic or retail environments; changes in consumer preferences or fashion trends; competitive responses to the Company's marketing, merchandising and promotional efforts; changes in the Company's relationships with key customers; delays in the receipt of merchandise; seasonality of the retail business; adverse weather conditions, particularly during peak selling seasons; delays in anticipated store openings; natural disasters; significant increases in paper, printing and postage costs; litigation that may have an adverse effect on the Company's financial results or reputation; changes in the Company's relationships with designers, vendors and other sources of merchandise; the financial viability of the Company's designers, vendors and other sources of merchandise; the design and implementation of new information systems or enhancement of existing systems; changes in foreign currency exchange rates; impact of funding requirements related to the Company's noncontributory defined benefit pension plan; changes in the Company's relationships with certain of key sales associates; changes in key management personnel; changes in the Company's proprietary credit card arrangement that adversely impact its ability to provide consumer credit; or changes in government or regulatory requirements increasing the Company's cost of operations.
    These and other factors that may adversely effect the Company's future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.



    CONTACT: The Neiman Marcus Group, Inc.
             James E. Skinner, 214-743-7625
             or
             Stacie Shirley, 214-757-2967